Exhibit 4(a)

Form of Policy (Group)

Home Office: 1150 South Olive Los Angeles, CA 90015-2211 A Stock Company	Transamerica Occidental Life Insurance Company

ANNUITANT	JOHN DOE	SPECIMEN	ANNUITY CERTIFICATE NUMBER

COMMENCEMENT OF ANNUITY PAYMENT DATE	FEBRUARY 1, 2044	JANUARY 1, 1994	ANNUITY ISSUE DATE

READ THIS CERTIFICATE CAREFULLY

THIS CERTIFIES THAT the Owner of this Certificate is participating under a Group Annuity Contract (hereinafter referred to as the “Contract”). As such, the Owner will be entitled to certain benefits provided under this Certificate, subject to its provisions. This Certificate sets forth the Owner’s rights under the Contract.

RIGHT TO CANCEL - The Owner may cancel this Certificate by delivering or mailing written notice or sending a telegram to Transamerica Occidental Life Insurance Company, Schwab Annuity Service Center, P.O. Box 7785, San Francisco, California 94120-9420, and by returning the Certificate before midnight of the tenth day after receipt of the Certificate. Notice given by mail and the return of the Certificate by mail will be effective as of the date the notice is received. We will refund all Purchase Payments paid or, if greater, the Account Value, within seven days after we receive such notice to cancel and the returned Certificate.

PAYMENTS AND VALUES PROVIDED UNDER THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO PAGES 9 AND 10 FOR ADDITIONAL INFORMATION ON THE VARIABLE ACCOUNT.

Signed for the Company at Los Angeles, California, to be effective as of the Annuity Issue Date.

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY	CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

CERTIFICATE OF PARTICIPATION

Issued in connection with

Group Annuity Contract Form No. GNP-215-193

Separate Account Investments

Annuity Payable in Fixed Dollar Amounts

Non-Participating - No Annual Dividends

Illegible

Home Office: 1150 South Olive Los Angeles, CA 90015-2211 A Stock Company	Transamerica Occidental Life Insurance Company

ANNUITANT	ANNUITY CERTIFICATE NUMBER

COMMENCEMENT OF ANNUITY PAYMENT DATE	ANNUITY ISSUE DATE

IMPORTANT

YOU (THE “OWNER”) HAVE PURCHASED AN ANNUITY CERTIFICATE.

CAREFULLY REVIEW IT FOR LIMITATIONS.

THIS CERTIFICATE MAY BE RETURNED WITHIN 30 DAYS FROM THE DATE YOU RECEIVE IT BY RETURNING IT TO TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, SCHWAB ANNUITY SERVICE CENTER, P.O. BOX 7785, SAN FRANCISCO, CALIFORNIA 94120-9420. WE WILL REFUND TO YOU ALL PURCHASE PAYMENTS PAID, OR IF GREATER, THE ACCOUNT VALUE, WITHIN SEVEN DAYS AFTER WE RECEIVE THE RETURNED CERTIFICATE.

GCE-036-194

THIS CERTIFIES THAT the Owner of this Certificate is participating under a Group Annuity Contract (hereinafter referred to as the “Contract”). As such, the Owner will be entitled to certain benefits provided under this Certificate, subject to its provisions. This Certificate sets forth the Owner’s rights under the Contract.

PAYMENTS AND VALUES PROVIDED UNDER THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO PAGES 9 AND 10 FOR ADDITIONAL INFORMATION ON THE VARIABLE ACCOUNT.

Signed for the Company at Los Angeles, California, to be effective as of the Annuity Issue Date.

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY	CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

CERTIFICATE OF PARTICIPATION

Issued in connection with

Group Annuity Contract Form No. GNP-215-193

Separate Account Investments

Annuity Payable in Fixed Dollar Amounts

Non-Participating - No Annual Dividends

GNC-37-193	Page 1

CERTIFICATE DATA

CERTIFICATE INFORMATION

Annuity Certificate Number:	Specimen	Annuity Issue Date:	January 1, 1994

Status of Annuity Certificate:	Non-Qualified	Initial Purchase Payment:	$20,000,00

Commencement of Annuity Payment Date:	February 1, 2044

OWNER INFORMATION		ANNUITANT INFORMATION

Owner:	John Doe	Annuitant:	John Doe

Date of Birth:	January 1, 1959	Date of Birth:	January 1, 1959

Tax ID Number:	999-99-9999	Tax ID Number:	999-99-9999

Beneficiary:	N/A	Beneficiary:	Jane Doe

Beneficiary’s Date of Birth: N/A		Beneficiary’s Date of Birth: January 1, 1959

Beneficiary’s Tax ID Number: N/A		Beneficiary’s Tax ID Number: 999-99-9999

JOINT OWNER INFORMATION		CONTINGENT ANNUITANT INFORMATION

Joint Owner:	Jane Doe	Contingent Annuitant:	N/A
Date of Birth:	January 1, 1959	Date of Birth:	N/A
Tax ID Number:	999-99-9999	Tax ID Number:	N/A

ALLOCATION OF INITIAL PURCHASE PAYMENT

Federated Equity Growth & Income Fund:	10%
Federated U.S. Government Bond Fund:	10%
INVESCO VIF-High Yield Bond Fund Portfolio:	10%
INVESCO VIF-Industrial Income Portfolio:	10%
INVESCO VIF-Total Return Portfolio:	10%
Janus Aggressive Growth Portfolio:	00%
Janus Aspen Growth Portfolio:	10%
Janus Worldwide Growth Portfolio:	00%
Lexington Emerging Markets Fund:	00%
Montgomery Variable Series: Growth Fund:	00%
Schwab Money Market Portfolio:	10%
SteinRoe Capital Appreciation Fund:	10%
Strong Discovery Fund II:	10%
TCI Growth Portfolio:	10%
TCI International Portfolio:	00%
Van Eck Gold and Natural Resources Fund:	00%
Fixed Account - 2 Yr.:	00%
Fixed Account - 4 Yr.:	00%

Total:	100%

*	During the Free Look Period, your Initial Purchase Payment, not allocated to the Fixed Account, will be invested in the Schwab Money Market. It will then be allocated based upon the percentages you have elected (as shown above). You may change this allocation at any time.

This Certificate reflects the information with which your annuity Certificate has been set up. If you wish to change/correct any information on this page, please call us immediately at 1-800-838-0650.

CONTINUED ON THE FOLLOWING PAGE

GNC-37-193	Page 2

CERTIFICATE DATA (Continued)

CHARGES AND FEES - Current charges and fees at the time we issued this Certificate are shown below.

•	MORTALITY AND EXPENSE RISK CHARGE: An annual charge of 0.85% of the assets in each Sub-account of the Variable Account held for this Certificate.

•

ADMINISTRATIVE EXPENSE CHARGE: Currently, there is no Administrative Expense Charge. However, prior to the Annuity Date, we reserve the right to impose an annual Administrative Expense Charge of 0.15% of the assets in each Sub-account of the Variable Account held for this Certificate.

•	TRANSFER FEE: $10.00 for each transfer in excess of ten transfers in any Certificate Year, or 2% of the amount of transfer if such amount is less than $10.00.

•	ANNUAL CONTRACT CHARGE: $25.00, or 2% of the Account Value, whichever is less.

OTHER CONDITIONS - Current Purchase Payment minimum and maximum amounts and the Annuity Form at the time we issued this Certificate are:

•	MINIMUM INITIAL PURCHASE PAYMENT: $5,000.00

•	PER PAYMENT MINIMUM: $1,000.00

•	MAXIMUM TOTAL PURCHASE PAYMENT: $1,000,000.00

•	ANNUITY DATE: The date on which annuity payments are determined. The Annuity Date is the first day of the month immediately preceding the Commencement of Annuity Payment Date.

•

COMMENCEMENT OF ANNUITY PAYMENT DATE: The date on which annuity payments will start. Page 2 of the Certificate Data indicates the date that you selected, or if no date specified, the latest date on which payments can start.

(You may change the Commencement of Annuity Payment Date any time up until 30 days prior to the Annuity Date.)

•	ANNUITY FORM: Life Annuity with a Period Certain of 120 Months.

(You may choose any of the Annuity Forms outlined in the Certificate up until 30 days prior to the Annuity Date. Prior to your selection, the above named Annuity Form will be in effect.)

For additional information on Purchase Payments and the timing or forms of annuity payment, please refer to the Purchase Payment and Annuity provisions of the Certificate.

SERVICE CENTER:	Transamerica Occidental Life Insurance Company Schwab Annuity Service Center P.O. Box 7785 San Francisco, California 94120-9420 1-(800) 838-0650

END OF CERTIFICATE DATA

GNC-37-193	Page 2A

SCHEDULE A

The following is a list of the Sub-accounts of the Variable Account available under this Certificate at the time of issue.

Federated Equity Growth & Income Fund

Federated U.S. Government Bond Fund

INVESCO VIF-High Yield Portfolio

INVESCO VIF-lndustrial Income Portfolio

INVESCO VIF-Total Return Portfolio

Janus Aspen Aggressive Growth Portfolio

Janus Aspen Growth Portfolio

Janus Aspen Worldwide Growth Portfolio

Lexington Emerging Markets Fund

Montgomery Variable Series: Growth Fund

Schwab Money Market Portfolio

SteinRoe Capital Appreciation Fund

Strong Discovery Fund II

TCI Growth Portfolio

TCI International Portfolio

Van Eck Gold and Natural Resources Fund

Fixed Account - 2 Yr.

Fixed Account - 4 Yr.

GNC-37-193	Page 2B

GNC-37-193	Page 3

GNC-37-193	Page 4

DEFINITION OF TERMS

Account Value - The total dollar amount of all Variable Accumulation Units under each Sub-account of the Variable Account held for this Certificate prior to the Annuity Date. The Account Value prior to the Annuity Date is equal to:

(a)	Net Purchase Payments allocated to the Sub-accounts; plus or minus

(b)	any increase or decrease in the value of the assets of the Sub-accounts due to investment results; less

(c)	the daily Mortality and Expense Risk Charge; less

(d)	the daily Administrative Expense Charge, if any; less

(e)	any applicable Transfer Fees; less

(f)	reductions for the Annual Contract Charge deducted on the last business day of each Certificate Year; and less

(g)	withdrawals from the Sub-accounts.

Age - The age nearest birthday.

Annuitant - The person named on the Certificate Data page. The Annuitant is the person: (a) whose life is used to determine the amount of monthly annuity payments on the Annuity Date; and (b) who is the payee designated to receive monthly annuity payments, unless such payee is changed by the Owner. The Annuitant cannot be changed after this Certificate has been issued, except upon the Annuitant’s death prior to the Annuity Date if a Contingent Annuitant has previously been named.

Annuitant’s Beneficiary - The person or persons named on the Certificate Data page, or on a beneficiary designation form. The Annuitant’s Beneficiary is the person(s) who may receive the Death Benefit under the Certificate, if: (a) the Annuitant is not the Owner, there is no named Contingent Annuitant and the Annuitant dies before the Annuity Date and before the death of the Owner; or (b) the Annuitant dies after the Annuity Date under an Annuity Form containing a period certain option.

Annuity Date - Unless changed as provided under the Annuity Provisions, the Annuity Date is the date on which the Account Value, less any applicable premium taxes, is applied to determine the amount of monthly annuity payments under the Annuity Form chosen by the Owner. The date annuity payments start is the Commencement of Annuity Payment Date shown on the Certificate Data page.

Annuity Issue Date - The date the Certificate becomes effective. The Annuity Issue Date is shown on the Certificate Data page.

Calendar Year - A one-year period beginning January 1 and ending December 31.

Cash Value - The amount payable to the Owner if the Certificate is surrendered on or before the Annuity Date. The Cash Value will be equal to the Account Value, less any applicable premium taxes.

Certificate - This Certificate of Participation which evidences the Owner’s coverage and participation under the Contract.

Certificate Anniversary - The same month and day as the Annuity Issue Date in each Calendar Year after the Calendar Year in which the Annuity Issue Date occurs.

Certificate Year - The 12-month period starting on the Annuity Issue Date and ending with the day before the Certificate Anniversary, and each 12-month period thereafter.

Code - The U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

GNC-37-193	Page 5

Contingent Annuitant - The person, if any, named on the Certificate Data page. The Contingent Annuitant is the person who: (a) becomes the Annuitant if the Annuitant dies before the Annuity Date; or (b) may receive benefits under the Certificate if the Annuitant dies after the Annuity Date under an Annuity Form containing a contingent annuity option. The Contingent Annuitant may be changed by the Owner at any time while the Annuitant is living and before the Annuity Date.

Death Benefit - The benefit that may be payable by us to the Owner’s or Annuitant’s Beneficiary, as applicable, if the Owner or Annuitant dies before the Annuity Date. The Death Benefit will be equal to the greater of: (a) the Account Value; or (b) the sum of all Purchase Payments paid by the Owner, less the sum of all withdrawals and any applicable premium taxes. The Death Benefit will be determined as of the end of the Valuation Period during which the last of the following items is received by us at our Service Center: (i) proof of death of the Owner or Annuitant; and (ii) the written notice of the method of settlement elected by the Beneficiary.

Free Look Period - The period described in the Right To Cancel provision during which the Certificate may be canceled and treated as void.

Net Investment Factor - A formula that measures the investment performance of a Sub-account from one Valuation Period to the next.

Net Purchase Payment - A Purchase Payment reduced by any applicable premium tax.

Owner (Joint Owners) - The person or persons named on the Certificate Data page. The Owner is the person who, while living, controls all rights and benefits under the Certificate. Joint Owners must be husband and wife as of the Annuity Issue Date. Joint Owners own the Certificate equally with the right of survivorship. The right of survivorship means that if a Joint Owner dies, his or her interest in the Certificate will pass to the surviving Joint Owner in accordance with the Death Benefit Provisions. This Certificate may not have Joint Owners if the Status shown on the Certificate Data page is Qualified.

Owner’s Beneficiary - The person or persons, if any, named on the Certificate Data page, or on a beneficiary designation form. If the Owner is an individual, the Owner’s Beneficiary is the person(s) who may receive the Death Benefit if the Owner dies before the Annuity Date and before the death of the Annuitant. If the Certificate has Joint Owners, the surviving Joint Owner will be deemed the Owner’s Beneficiary.

Portfolio - An investment portfolio underlying one of the Sub-accounts of the Variable Account.

Purchase Payment - An amount paid to us as consideration for the benefits provided under the Certificate.

Status (Qualified and Non-Qualified) - The Status shown on the Certificate Data page. This Certificate has a Qualified status [i.e, Qualified IRA or Qualified 401 (a)] if it is issued in connection with a retirement plan or program which receives favorable federal income tax treatment under the Code. Any Certificate not qualified to receive such favorable federal income tax treatment under the Code has a Non-Qualified status.

Sub-account - A subdivision of the Variable Account investing solely in shares of one of the Portfolios. The investment performance of each Sub-account is linked directly to the investment performance of the underlying Portfolio.

GNC-37-193	Page 6

Valuation Day - Any day that the New York Stock Exchange is open for trading and that is a regular business day of our Service Center.

Valuation Period - The time interval between the closing (generally 4:00 p.m. Eastern Time) of the New York Stock Exchange on consecutive Valuation Days.

Variable Account - The Variable Account (Separate Account VA-5) is a separate account established and maintained by us for the investment of a portion of our assets pursuant to Section 10506 of the California Insurance Code. The Variable Account contains several Sub-accounts to which Net Purchase Payments may be allocated.

Variable Accumulation Unit - A unit of measure used to determine the Account Value prior to the Annuity Date. The value of a Variable Accumulation Unit varies with each Sub-account

We, us, our and Company - Transamerica Occidental Life Insurance Company, a stock insurance company, with its Home Office in Los Angeles, California.

PURCHASE PAYMENT PROVISIONS

Payment and Acceptance of Purchase Payments - All Purchase Payments must be paid to us at our Service Center.

Allocation of Net Purchase Payments - Net Purchase Payments may be allocated to one or more Sub-accounts of the Variable Account, as directed by the Owner. The Variable Account is described in detail on Pages 9 and 10.

Initial Purchase Payment - The Initial Purchase Payment will be credited within two business days of the later of: (a) the date we receive sufficient information, in a form and manner acceptable to us, in order to issue this Certificate; or (b) the date our Service Center receives the Initial Purchase Payment.

The allocation of the Initial Purchase Payment to the Sub-accounts must be in whole number percentages and must provide a minimum allocation of at least 10% of the Initial Purchase Payment to each Sub-account of the Variable Account selected by the Owner. The allocation percentages will be further subject to a minimum dollar amount of $1,000 to each Sub-account chosen.

The Net Purchase Payment (derived from the Initial Purchase Payment) will first be allocated to the Money Market Sub-account and will remain in that Sub-account until the end of the Free Look Period. After the end of the Free Look Period, the total dollar value of the Variable Accumulation Units held in the Money Market Sub-account attributable to such Net Purchase Payment will be allocated to the Sub-accounts selected by the Owner.

Flexibility of Purchase Payments - Additional Purchase Payments to this Certificate may be paid by the Owner at any time after the Initial Purchase Payment and before the Annuity Date. Each Net Purchase Payment (derived from additional Purchase Payments) will be credited on the date such payment is received by us at our Service Center, provided that: (a) such additional Purchase Payment is not less than the Per Payment Minimum shown on the Certificate Data page; and (b) any portion of the Net Purchase Payment allocated to a Sub-account of the Variable Account with a zero balance, may not be less than $1,000. Each Net Purchase Payment will be subject to the allocation percentages in effect at the time of receipt of such Purchase Payment. We reserve the right to return to the Owner any additional Purchase Payment which does not meet the conditions described in (a) and (b) of this paragraph.

GNC-37-193	Page 7

Change in Purchase Payment Allocation - The Owner may, at any time before the Annuity Date, change the allocation percentages in effect for future Purchase Payments. The allocation percentages must be in whole number percentages and must provide a minimum allocation of at least 10% of future Purchase Payments to each Sub-account of the Variable Account selected by the Owner.

The change in allocation will be processed as of the date the request for such change, in a form and manner acceptable to us, is received at our Service Center. The change in allocation will take effect with the first Purchase Payment received with or after receipt of the notice of change and will continue in effect for future Purchase Payments until subsequently changed.

Purchase Payment Limitations - In no event may the sum of all Purchase Payments paid during any taxable year exceed the limits imposed by any applicable federal or state law, rules or regulations. In no event may the total of all Purchase Payments paid during the life of the Certificate exceed the Maximum Total Purchase Payment amount, shown on the Certificate Data page, without our approval.

We reserve the right to return to the Owner any portion of a Purchase Payment which would cause the total of all Purchase Payments paid to the Certificate to exceed the Maximum Total Purchase Payment amount shown on the Certificate Data page.

NON-FORFEITURE PROVISIONS

Continuation on Paid-up Basis - If the Owner stops making Purchase Payments, the Certificate will be continued on a paid-up basis to the Annuity Date. This means that the provisions of the Certificate will continue in full force and effect, and the Owner may exercise any of the rights granted by the Certificate until the Annuity Date or, if earlier, as of the date the Certificate is surrendered.

Annuitization of Paid-up Certificate - The paid-up Certificate may be applied to any Annuity Form offered in this Certificate. The Account Value will be used in determining the amount of any paid-up annuity benefit.

Surrender of Paid-up Certificate - On or before the Annuity Date, the Owner may surrender the paid-up Certificate to us for its Cash Value. Surrender of the paid-up Certificate will be subject to the Surrender Provisions on Page 12.

GNC-37-193	Page 8

THE VARIABLE ACCOUNT

The Variable Account - The Variable Account (Separate Account VA-5) is a separate account established and maintained by us for the investment of a portion of our assets pursuant to Section 10506 of the California Insurance Code. We will use the assets of the Variable Account to buy shares in the various Portfolios. Net Purchase Payments allocated to one or more Sub-accounts of the Variable Account will become a part of Separate Account VA-5.

We are not, and do not claim to be, a trustee with respect to the Variable Account, the assets of which are owned absolutely and exclusively by us. The assets in the Variable Account shall not be chargeable with liabilities arising out of any other business of the Company, except to the extent that they exceed the reserves and other liabilities of the Variable Account. The assets of the Variable Account maintained under this Certificate and under all other contracts and certificates of this type will be kept separate from the assets held in our general account and are not subject to the claims of the general creditors of the Company. Income, gains and losses, whether or not realized, from assets in the Variable Account are credited to, or charged against, the Variable Account without regard to other income, gains or losses of the Company.

We will hold assets in the Variable Account with a value at least equal to the total liability for the Variable Account under this and all other contracts and certificates of this type. To the extent those assets do not exceed this total, we will use them to support only those contracts and certificates and will not use those assets to support any other business. We may use any excess over this amount at our sole discretion.

For all purposes under the Certificate, we will determine the value of the assets in the Variable Account at the end of each Valuation Day. To determine the value of an asset on a day that is not a Valuation Day, we will use the value of that asset as of the end of the next Valuation Day.

Sub-accounts - The Variable Account contains several Sub-accounts, each of which invests solely in the shares of a specified Portfolio. Income, gains and losses, whether or not realized, from assets in the Sub-accounts are credited to, or charged against, the Sub-accounts without regard to other income, gains or losses of the Company. The Sub-accounts available under this Certificate are shown in Schedule A.

We cannot and do not guarantee that any of the Sub-accounts of the Variable Account will always be available for investment. We reserve the right, subject to compliance with applicable federal or state law, rules or regulations, to make additions to, deletions from, or substitutions for, the Sub-accounts, or the Portfolio shares held by a Sub-account of the Variable Account if such Portfolio shares are no longer available for investment, or if we determine that continued investment in such Portfolio would be inappropriate or inconsistent with the purposes of the Variable Account. We will not substitute any shares attributable to the Owner’s interest in a Sub-account without advance written notice to the Owner and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940 (the “1940 Act”). Nothing contained herein shall prevent the Variable Account from purchasing other securities for other series or classes of variable contracts, or from effecting an exchange between series or classes of variable contracts on the basis of requests made by the Owner.

We reserve the right to establish additional Sub-accounts, each of which would invest solely in shares of other Portfolios. If we decide to make those Sub-accounts available under this Certificate, we will send written notification to the Owner. The Owner may instruct us to allocate future Purchase Payments to those Sub-accounts, or transfer all or a portion of the Account Value to those Sub-accounts, subject to the terms and conditions described under the Transfer Provisions on Page 11 and by the Portfolio.

In the event of any addition, deletion or substitution of any Sub-account of the Variable Account, we may, by appropriate endorsement, make such changes to the Certificate as may be necessary to reflect such addition, deletion or substitution. If we deem it to be in the best interest of Owners who have voting rights, the Variable Account may be: (a) operated as a management company under the 1940 Act or any other form permitted by law; (b) de-registered under the 1940 Act in the event such registration is no longer required; or (c) combined with one or more other separate accounts.

GNC-37-193	Page 9

Variable Accumulation Units - Net Purchase Payments and transfers allocated to a Sub-account are used to purchase Variable Accumulation Units in that Sub-account. The number of Variable Accumulation Units to be credited to each Sub-account will be determined by dividing the portion of each Net Purchase Payment or transfer allocated to the Sub-account by that Sub-account’s Variable Accumulation Unit value for the Valuation Day on which the Purchase Payment was received at the Service Center or for the Valuation Day on which the transfer was made.

The Net Purchase Payment (derived from the Initial Purchase Payment) allocated to the Money Market Sub-account during the Free Look Period, will be credited with Variable Accumulation Units within two business days of the later of: (a) the date we receive sufficient information, in a form and manner acceptable to us, in order to issue this Certificate; or (b) the date our Service Center receives the Initial Purchase Payment. In the case of any subsequent Purchase Payment, we will credit Variable Accumulation Units for that Purchase Payment as of the date such payment is received by us at our Service Center, subject to the conditions described under the Flexibility of Purchase Payments provision.

The value of a Variable Accumulation Unit for each Sub-account at the end of any Valuation Period is calculated by multiplying the value of that unit at the end of the prior Valuation Period by the Sub-account’s Net Investment Factor for the Valuation Period. The value of a Variable Accumulation Unit may go up or down.

Net Investment Factor - For any Sub-account, the Net Investment Factor for a Valuation Period is determined by dividing (a) by (b), then subtracting (c).

Where (a) is

The net asset value per share held in the Sub-account, as of the end of the Valuation Period; plus or minus

The per-share amount of any dividend or capital gain distributions if the “ex dividend” date occurs in the Valuation Period; plus or minus

A per-share charge or credit as of the end of the Valuation Period for tax reserves for realized and unrealized capital gains, if any.

Where (b) is

The net asset value per share held in the Sub-account as of the end of the last prior Valuation Period.

Where (c) is

The daily Mortality and Expense Risk Charge times the number of calendar days in the current Valuation Period; plus

The daily Administrative Expense Charge, if any, times the number of calendar days in the current Valuation Period.

GNC-37-193	Page 10

TRANSFER PROVISIONS

Transfers Between Sub-accounts - Before the Annuity Date, the Owner may transfer all or any portion of the Account Value to one or more Sub-accounts of the Variable Account, subject to the provisions described below.

Transfer Allocation - Transfers will generally be effective as of the date the request for the transfer, in a form and manner acceptable to us, is received at our Service Center. The transfer request must specify: (a) the Sub-account(s) from which the transfer is to be made; (b) the amount of the transfer, subject to the minimum transfer amount described below; and (c) the Sub-account(s) to receive the transferred amount.

Minimum Transfer Amount - The minimum amount that may be transferred is the lesser of $1,000, or the entire value of the Sub-account from which the transfer is being made.

Transfer Limitations - The Owner may make any number of transfers prior to the Annuity Date. However, each transfer in excess of ten during any Certificate Year will be subject to a Transfer Fee, as described on Page 12. If a transfer amount reduces the value of the Sub-account from which the transfer was made to less than $1,000, we reserve the right to transfer the remaining value in that Sub-account in accordance with the transfer instructions provided by the Owner. We also reserve the right to limit the number of transfers made during any Certificate Year.

Effect on Variable Accumulation Units - Transfers within the Variable Account will result in the purchase and/or cancellation of Variable Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Sub-account. The purchase and/or cancellation of such units generally shall be made using the Variable Accumulation Unit value of the applicable Sub-account on the Valuation Day on which the transfer is effective.

WITHDRAWAL PROVISIONS

Partial Withdrawals - Before the Annuity Date, the Owner may withdraw a portion of the Account Value for cash, subject to any withdrawal limitations imposed under any applicable federal or state law, rules or regulations, and further subject to the provisions described below.

Withdrawal Allocation - Withdrawals will generally be processed as of the date the request for the withdrawal, in a form and manner acceptable to us, is received at our Service Center. The withdrawal request must specify the amount of the withdrawal or the percentage of value to be withdrawn from each Sub-account, subject to the minimum withdrawal amount described below. The Owner may direct a withdrawal to be made from a specific Sub-account or taken pro rata from all Sub-accounts. If the Owner does not specify the Sub-account(s) from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Sub-accounts with current values.

Minimum Withdrawal Amount - The minimum amount that may be withdrawn is the lesser of $1,000, or the entire value of the Sub-account from which the withdrawal is being made.

Withdrawal Limitations - The Owner may make any number of withdrawals prior to the Annuity Date. If the requested withdrawal reduces the value of the Sub-account from which the withdrawal was made to less than $1,000, we reserve the right not to allow the withdrawal.

We will further notify the Owner if the requested withdrawal would reduce the Account Value to less than $2,000. The Owner will have 10 days from the date our notice is given or mailed to: (a) withdraw a lesser amount (subject to a minimum withdrawal amount of $1,000), leaving an Account Value of at least $2,000; or (b) surrender the Certificate for its Cash Value. If, after the expiration of the 10 day period, no election is received by us from the Owner, the withdrawal request will be considered null and void, and no withdrawal will be processed.

GNC-37-193	Page 11

Effect on Variable Accumulation Units - Withdrawals from the Variable Account will result in the cancellation of Variable Accumulation Units having a total value equal to the dollar amount being withdrawn from a particular Sub-account. The cancellation of such units generally shall be made using the Variable Accumulation Unit value of the applicable Sub-account as of the end of the Valuation Day on which the withdrawal is processed.

SURRENDER PROVISIONS

Surrender of Certificate - On or before the Annuity Date, the Owner may surrender the Certificate to us for its Cash Value. Surrender of the Certificate will be subject to any withdrawal limitations imposed under applicable federal or state law, rules or regulations.

The Owner’s request for surrender will generally be processed as of the date the request for surrender, in a form and manner acceptable to us, is received at our Service Center. Payment of the Cash Value to the Owner will be in full settlement of our liability under the Certificate.

PREMIUM TAXES, CHARGES, FEES AND SERVICES

Premium Taxes - The amount of any applicable premium tax imposed on amounts relating to this Certificate may be withdrawn at the time such tax is incurred. For purposes of this Certificate, premium taxes include retaliatory taxes or other similar taxes.

Mortality and Expense Risk Charge - The Company imposes a charge as compensation for bearing certain mortality and expense risks under the Variable Account. The Mortality portion of the charge compensates us for the mortality risk inherent in the Death Benefit and for the mortality risk inherent with an annuity. The Expense portion of the charge compensates us for the possibility that charges and fees for administrative expenses which are guaranteed for the life of the Certificate may be insufficient to cover actual costs of issuing and administering the Certificate.

The amount of the daily Mortality and Expense Risk Charge is equal to 0.002319%, corresponding to an annual charge of 0.85%, of the assets in each Sub-account held for this Certificate. The Mortality and Expense Risk Charge will be deducted on a daily basis from the assets in each such Sub-account and will remain constant for the life of the Certificate.

Administrative Expense Charge - Prior to the Annuity Date, we reserve the right to impose a daily Administrative Expense Charge on the assets in each Sub-account held for this Certificate. The Administrative Expense Charge compensates us for some of the costs incurred in administering the Certificate and the Variable Account. If imposed, the amount of the daily Administrative Expense Charge will be equal to 0.000411%, corresponding to an annual charge of 0.15%, of the assets in each Sub-account held for this Certificate.

Transfer Fee - Prior to the Annuity Date and for each transfer in excess of ten transfers in any Certificate Year, a Transfer Fee of $10.00, or 2% of the amount of the transfer, whichever is less, will be deducted from the amount of the transfer prior to its reallocation. If transfers are made from two or more Sub-accounts on the same day, the Transfer Fee will be withdrawn pro rata from the amount of the transfers.

Annual Contract Charge - Prior to the Annuity Date, an Annual Contract Charge of $25.00, or 2% of the Account Value, whichever is less. This charge will first be deducted from the Money Market Sub-account. If the Money Market Sub-account is insufficient to cover the charge, any remaining balance due will be deducted on a pro rata basis from all other Sub-accounts with current values. The charge will be deducted on the last business day of each Certificate Year.

Statements of Account - At least once during each Certificate Year, we will send the Owner a Statement of Account reflecting the value of the Certificate. Statements of Account will cease to be provided to the Owner after the Annuity Date.

GNC-37-193	Page 12

ANNUITY PROVISIONS

Fixed Annuities - All annuities provided under this Certificate will be payable in fixed-dollar amounts. This means that monthly annuity payments will remain the same in accordance with the terms of the Annuity Form selected by the Owner.

Date Annuity Payments Start - Annuity payments will be made on a monthly basis starting on the first day of the month immediately following the Annuity Date, if the Annuitant is living and the Cash Value of this Certificate has not been paid. Unless otherwise changed, the Annuity Form under which the annuity will be paid will be a Life Annuity with a Period Certain of 120 Months. Once payments start under an Annuity Form, no change in the form of payment will be allowed.

Change of Annuity Date - The Annuity Date may be changed by the Owner upon 30 days advance notice to our Service Center. The revised Annuity Date may not be earlier than the first day of the calendar month coinciding with or next following the first Certificate Anniversary, but in no event later than the first day of the calendar month immediately preceding the month of the Annuitant’s 85th birthday.

Change of Annuity Form - The Owner may change the Annuity Form to any other form of payment described on Page 14 of this Certificate. The election of the new Annuity Form must be received at our Service Center at least 30 days prior to the currently elected Annuity Date.

Amount of Monthly Annuity - The amount of monthly annuity payments will be determined as of the Annuity Date. We will apply the Account Value as a single premium, based on the Annuity Form and the Ages of the Annuitant and any other measuring life, under the appropriate guaranteed annuity rate tables contained in the Appendix, or under our then current single premium immediate annuity rates, if such current rates provide a higher amount of monthly annuity payments than those provided under the guaranteed annuity rates.

Minimum Amount of Monthly Annuity - If the amount of the first monthly annuity payment would result in a monthly annuity of less than $150, or if the Account Value is less than $5,000, we reserve the right to offer a less frequent mode of payment or make a cash payment to the Owner equal to the Cash Value. Such cash payment will be in full settlement of our liability under the Certificate.

Change of Payee - Except as provided in the following paragraph, upon written notice to us at our Service Center, the Owner may, at any time during the annuitization period, change the payee of annuity benefits being provided under the Certificate. The effective date of the change in payee will be the later of: (a) the date we receive the written request for such change; or (b) the date specified by the Owner.

If the Status shown on the Certificate Data page is Qualified, the Owner may not change the payee of annuity benefits to be provided under the Certificate before or after the Annuity Date.

GNC-37-193	Page 13

ANNUITY FORMS

Benefits can be provided under any Annuity Form described below, subject to any applicable federal or state law, rules or regulations.

Life Annuity - Payments start on the first day of the month immediately following the Annuity Date, if the Annuitant is living. Payments end with the payment made just before the Annuitant’s death. There is no death benefit under this Annuity Form.

Life and Contingent Annuity - Payments start on the first day of the month immediately following the Annuity Date, if the Annuitant is living. Payments will continue for as long as the Annuitant lives. If the named Contingent Annuitant is living after the Annuitant dies, payments will continue for as long as the Contingent Annuitant lives. The continued payments can be in the same amount as the original payments, or in an amount equal to 50% or 66 2/3% thereof. Payments will end with the payment made just before the death of the Contingent Annuitant. If the Contingent Annuitant does not survive the Annuitant, payments will end with the payment made just before the death of the Annuitant. Once payments start under this Annuity Form, the person named as Contingent Annuitant, for the purpose of being the measuring life, may not be changed.

Life Annuity with Period Certain - Payments start on the first day of the month immediately following the Annuity Date, if the Annuitant is living. Payments will be made for the longer of: (a) the Annuitant’s life; or (b) the period certain. The period certain may be 120, 180 or 240 months, but in no event may such period exceed the life expectancy of the Annuitant. If the Annuitant dies during the period certain, the remaining period certain payments will generally be made to the Annuitant’s Beneficiary.

After the Annuitant’s death, the Owner may designate a payee to receive any remaining payments payable if the Annuitant’s Beneficiary dies before all of the payments under the period certain have been made. If the Annuitant’s Beneficiary dies before receiving all of the remaining period certain payments and a designated payee does not survive the Annuitant’s Beneficiary for at least 30 days, then the remaining payments will be paid to the Owner, if living, otherwise in a single sum to the Owner’s estate. If the Annuitant dies after all payments have been made for the period certain, payments will cease with the payment made just before the Annuitant’s death.

Joint and Survivor Annuity - Payments start on the first day of the month immediately following the Annuity Date, if the Annuitant and Joint Annuitant are both living. After either the Annuitant or Joint Annuitant dies, payments will continue for as long as the survivor lives. The continued payments can be in the same amount as the original payments, or in an amount equal to 50% or 66 2/3% thereof. Payments end with the payment made just before the death of the survivor. Once payments start under this Annuity Form, the person named as Joint Annuitant, for the purpose of being the measuring life, may not be changed.

Other Forms of Payment - Benefits can be provided under any other Annuity Form not described in this section, subject to our agreement and any applicable federal or state law, rules or regulations.

GNC-37-193	Page 14

DEATH BENEFIT PROVISIONS

In General - Notwithstanding any provision of this Certificate to the contrary, no payment of benefits provided under the Certificate will be allowed that does not satisfy the requirements of Code Section 72(s), as amended from time to time.

If Annuitant Dies Before Annuity Starts - Upon receipt of proof of death of the Annuitant while the Owner is living, this Certificate is in force and before the Annuity Date, and subject to any applicable federal or state law, rules or regulations, we will pay the Death Benefit provided under the Certificate to the Annuitant’s Beneficiary in a cash payment, unless there is a surviving Contingent Annuitant.

In lieu of receiving a cash payment, the Annuitant’s Beneficiary may receive the Death Benefit in the form of an annuity from us, under any of the Annuity Forms offered in this Certificate, unless a settlement agreement to the contrary is in effect.

If a Contingent Annuitant has been named by the Owner, then upon the death of the Annuitant before the Annuity Date while the Owner is living, the Contingent Annuitant, if alive, will become the Annuitant. Any Death Benefit normally paid to the Annuitant’s Beneficiary will not be payable if the named Contingent Annuitant is alive at the time of the Annuitant’s death.

If the Owner is a corporation or other non-individual, or if the deceased Annuitant is the Owner, the death of the Annuitant will be treated as the death of the Owner and the Certificate will be subject to the provisions described below.

If Owner Dies Before Annuity Starts - Notwithstanding any other provision of this Certificate, if the Owner dies before the Annuity Date, the Death Benefit payable to the Owner’s Beneficiary will be distributed as follows:

(a)	the Death Benefit must be completely distributed within five years of the Owner’s date of death; or

(b)	the Owner’s Beneficiary may elect, within the one year period after the Owner’s date of death, to receive the Death Benefit in the form of an annuity from us, provided that; (1) such annuity is distributed in substantially equal installments over the life of such Owner’s Beneficiary or over a period not extending beyond the life expectancy of such Owner’s Beneficiary; and (2) such distributions begin not later than one year after the Owner’s date of death.

Notwithstanding (a) and (b) above, if the sole Owner’s Beneficiary is the deceased Owner’s surviving spouse, then such spouse may elect, within the one year period after the Owner’s date of death, to continue the Certificate under the same terms as before the Owner’s death. Upon receipt of such election from the spouse, in a form and manner acceptable to us, at our Service Center: (1) all rights of the spouse as Owner’s Beneficiary under the Certificate in effect prior to such election will cease; (2) the spouse will become the Owner of the Certificate and will also be treated as the Contingent Annuitant, if none has been named and only if the deceased Owner was the Annuitant; and (3) all rights and privileges granted by the Certificate or allowed by us will belong to the spouse as Owner of the Certificate. This election will be deemed to have been made by the spouse if such spouse makes a Purchase Payment to the Certificate or fails to make a timely election as described in this paragraph.

If the Owner’s Beneficiary is a nonspouse, the distribution provisions described in subparagraphs (a) and (b) above, will apply even if the Annuitant and/or Contingent Annuitant are alive at the time of the Owner’s death. If the nonspouse Owner’s Beneficiary is not an individual, then only a cash payment will be paid.

If no election is received by us from a nonspouse Owner’s Beneficiary within the one year period after the Owner’s date of death, then we will pay the Death Benefit to the Owner’s Beneficiary in a cash payment. The Death Benefit will be determined as of the date we make the cash payment. Such cash payment will be in full settlement of all our liability under the Certificate.

GNC-37-193	Page 15

If Annuitant Dies After Annuity Starts - If the Annuitant dies after the annuity starts, any benefit payable will be distributed at least as rapidly as under the Annuity Form then in effect.

If Owner Dies After Annuity Starts - If the Owner dies after the annuity starts, any benefit payable will continue to be distributed at least as rapidly as under the Annuity Form then in effect. All of the Owner’s rights granted under the Certificate or allowed by us will pass to the Owner’s Beneficiary.

Joint Ownership - For purposes of this section, if the Certificate has Joint Owners we will consider the date of death of the first Joint Owner as the death of the Owner and the surviving Joint Owner will become the Owner of the Certificate.

Proof of Death - Proof of death must be submitted to us at our Service Center before any benefits due under the Certificate are paid. Appropriate forms will be made available upon request.

For purposes of this Certificate, proof of death means: (a) a copy of a certified death certificate; (b) a copy of a certified decree of a court of competent jurisdiction as to a finding of death; (c) a written statement by a medical doctor who attended the deceased; or (d) any other proof satisfactory to us.

BENEFICIARY PROVISIONS

Designation of Beneficiary - Unless changed as provided below or as otherwise required by law, the Owner’s and Annuitant’s Beneficiary will be as shown on the Certificate Data page. Unless otherwise indicated, if more than one Owner’s or Annuitant’s Beneficiary is designated, then each such Beneficiary so designated will share equally in any benefits and/or rights granted by the Certificate to such Beneficiary or allowed by us. If either the Owner’s or Annuitant’s Beneficiary is a partnership, any benefits will be paid to the partnership as it existed at the time of the Owner’s or Annuitant’s death. We may rely on an affidavit by any responsible person to identify a Beneficiary or verify the non-existence of a Beneficiary not identified by name.

Change of Beneficiary - The Owner may change the Beneficiaries by giving written notice to us at our Service Center. We will not be bound by any change of Beneficiary unless it is made in writing and recorded by us at our Service Center. A Beneficiary designated irrevocably may not be changed without the written consent of that Beneficiary, except to the extent required by law.

Death of Beneficiary - The interest of any Beneficiary who dies before the Owner or Annuitant will terminate at the death of such Beneficiary. The interest of any Beneficiary who dies at the time of, or within 30 days after, the death of the Owner or Annuitant will also terminate if no benefits have been paid to such Beneficiary, unless the Owner has given us written notice of some other arrangement. The benefits will then be paid as though the Beneficiary had died before the Owner or Annuitant.

Successive Beneficiaries - If there is no named Owner’s Beneficiary alive at the time of the Owner’s death, then the Owner’s Beneficiary will be the Annuitant, if living, or the Annuitant’s Beneficiary if the Annuitant is not living. If there is no surviving Annuitant or Annuitant’s Beneficiary, any benefits payable will be paid to the Owner’s estate.

GNC-37-193	Page 16

GENERAL PROVISIONS

Entire Contract - This Certificate and the Group Annuity Contract, under which the Certificate has been issued, make the entire contract.

Misstatement of Age and Sex - If the age or sex of the Annuitant and/or of any other measuring life has been misstated, the monthly annuity payments payable under this Certificate will be whatever the Account Value would provide on the basis of the correct Age or sex of the Annuitant and/or of any other measuring life, if any, on the Annuity Date.

Any underpayment by us, as a result of such misstatement, will be paid in a lump sum on the next annuity payment by us, and any overpayment may be deducted from the current or succeeding payments.

Proof of Existence and Age - Before making any payment under this Certificate, we may require proof of the existence and proof of age of the Annuitant and/or any other payee, or any other information as we may deem necessary in order to provide benefits under the Certificate.

Changes in the Contract and Certificate - Only two authorized officers of the Company, acting together, have the authority to bind us or to make any changes in the Contract and this Certificate and then only in writing. We will not be bound by any promise or representation made by any other person or persons.

We may change or amend the Contract and this Certificate at any time without the consent of the Contractholder and the Owner if such change or amendment is necessary for the Contract and Certificate to comply with any changes in the Code so as to continue treatment of the Contract and this Certificate as an annuity, or as required by any other applicable federal or state law, rules or regulations.

Incontestability - This Certificate will be incontestable from the Annuity Issue Date.

Assignment of the Certificate - Except as permitted by law, no person has the right to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Certificate. Any assignment will be subject to the limitations described in the following paragraph.

No assignment of any benefits to which the Owner is entitled under this Certificate will be binding on the Company, unless made in writing and given to us at our Service Center. We are not responsible for the adequacy of any assignment. However, when a written assignment permitted by law, is filed with us and recorded by us at our Service Center, the Annuitant, the Contingent Annuitant, the Owner’s Beneficiary and/or the Annuitant’s Beneficiary, will be subject to the assignment.

Payments by the Company - All sums payable by us under this Certificate are payable at our Service Center.

Delay of Payment or Transfer - We will generally pay amounts due from the Certificate within seven days of the date the request for such amount, in a form and manner acceptable to us, is received at our Service Center.

We reserve the right to delay the payment of any amount withdrawn or transfer request from the Variable Account due to: (a) the closure of the New York Stock Exchange for reasons other than usual weekends, holidays or if trading on such Exchange is restricted; (b) the existence of an emergency as defined by the Securities and Exchange Commission or the Commission requires that trading be restricted; or (c) the Securities and Exchange Commission permits delay for the protection of security holders.

Payments of amounts derived from Purchase Payments paid by check may also be delayed until the check has cleared the Owner’s bank.

GNC-37-193	Page 17

Facility of Payment - If a payee is a minor, or if we have reason to believe that a valid receipt cannot be given for any payment due to the payee, we will make the payment to the legal guardian or conservator of the payee, or to such other person(s) as we have reason to believe has assumed the custody and principal support of the payee.

Minimum Benefits - Any annuity, cash surrender or death benefits that may be available under this Certificate are not less than the minimum benefits required by any statute of the jurisdiction in which this Certificate is delivered.

Protection of Benefits/Proceeds - To the extent permitted by law, no payment of benefits or interest will be subject to the claim(s) of any creditor of any Owner, Annuitant or Beneficiary or to any claim or process of law against any Owner, Annuitant or Beneficiary.

Notices and Directions - We will not be bound by any authorization, direction, election or notice which is not in a form and manner acceptable to us and received at our Service Center.

Any written notice requirement by us to the Owner will be satisfied by our mailing of any such required written notice, by first-class mail, to the Owner’s last known address as shown on our records.

Termination of Contract - The Contract will terminate when all funds held under this and all other certificates issued under the Contract have been exhausted and all annuities have been paid.

Non-Participating - The Contract under which this Certificate has been issued is classified as non-participating Contract. It does not participate in our profits or surplus, and therefore no dividends are payable under this Certificate.

Voting Rights - As long as this Certificate is in force, the Owner will have all applicable voting rights under the Portfolios.

APPENDIX

ANNUITY RATE TABLES

Applicability of Rates - The guaranteed annuity rates contained in Tables I, II and III will be used to provide a minimum guaranteed monthly annuity. The rates contained in this Certificate are for each $1,000 applied under the applicable Annuity Form and do not include any applicable premium tax. Any applicable premium tax will be withdrawn as described in the Premium Taxes provision.

Tables I and II, as applicable, will be used for all annuity purchases, subject to any limitations imposed under: (a) the retirement plan or program under which this Certificate is issued; or (b) applicable federal or state law, rules or regulations which restrict the use of such rates. If any federal or state law, rules or regulations prohibit the use of the rates provided in Tables I and II, then the annuity rates provided in Table III will be used.

Rates Not Shown - Any rates not shown in the Tables contained in this Certificate will be provided by the Company upon request.

GNC-37-193	Page 18

APPENDIX (continued)

TABLES OF GUARANTEED ANNUITY RATES

TABLE I - MALE RATES

Age	LIFE ANNUITY	LIFE ANNUITY WITH PERIOD CERTAIN
		120 Months	180 Months	240 Months
40	3.76	3.76	3.75	3.73
41	3.80	3.79	3.78	3.76
42	3.84	3.83	3.82	3.80
43	3.88	3.87	3.86	3.83
44	3.93	3.92	3.90	3.87
45	3.97	3.96	3.94	3.91
46	4.02	4.01	3.98	3.95
47	4.07	4.06	4.03	3.99
48	4.13	4.11	4.08	4.03
49	4.18	4.16	4.13	4.08
50	4.24	4.21	4.18	4.13
51	4.30	4.27	4.23	4.17
52	4.37	4.33	4.29	4.22
53	4.43	4.40	4.34	4.28
54	4.51	4.46	4.41	4.33
55	4.58	4.53	4.47	4.38
56	4.66	4.60	4.54	4.44
57	4.74	4.68	4.60	4.50
58	4.83	4.76	4.67	4.56
59	4.92	4.84	4.75	4.61
60	5.02	4.93	4.83	4.68
61	5.12	5.02	4.90	4.74
62	5.23	5.12	4.99	4.80
63	5.34	5.22	5.07	4.87
64	5.47	5.33	5.16	4.93
65	5.60	5.45	5.25	5.00
66	5.74	5.57	5.35	5.06
67	5.90	5.69	5.45	5.12
68	6.06	5.83	5.55	5.18
69	6.24	5.97	5.64	5.24
70	6.43	6.11	5.74	5.30
71	6.63	6.26	5.84	5.35
72	6.84	6.42	5.95	5.41
73	7.07	6.58	6.05	5.45
74	7.32	6.74	6.14	5.50
75	7.58	6.91	6.24	5.54
76	7.86	7.08	6.33	5.57
77	8.16	7.26	6.42	5.61
78	8.48	7.43	6.50	5.63
79	8.83	7.61	6.58	5.66
80	9.20	7.79	6.65	5.68

Basis of Computation - The actuarial basis for the annuity rates contained in this Table I, is the 1983a Annuity Mortality Table for males, without projection, set back 5 years, with an interest rate of 3.5% per annum.

GNC-37-193	Page 19

APPENDIX (continued)

TABLES OF GUARANTEED ANNUITY RATES

TABLE II - FEMALE RATES

Age	LIFE ANNUITY	LIFE ANNUITY WITH PERIOD CERTAIN
		120 Months	180 Months	240 Months
40	3.58	3.58	3.57	3.56
41	3.61	3.60	3.60	3.59
42	3.64	3.64	3.63	3.62
43	3.67	3.67	3.66	3.65
44	3.71	3.70	3.69	3.68
45	3.74	3.74	3.73	3.71
46	3.78	3.77	3.76	3.75
47	3.82	3.81	3.80	3.78
48	3.86	3.85	3.84	3.82
49	3.90	3.89	3.88	3.86
50	3.95	3.94	3.92	3.90
51	4.00	3.98	3.97	3.94
52	4.05	4.03	4.01	3.98
53	4.10	4.08	4.06	4.03
54	4.15	4.14	4.11	4.08
55	4.21	4.19	4.17	4.13
56	4.28	4.25	4.22	4.18
57	4.34	4.32	4.28	4.23
58	4.41	4.38	4.34	4.28
59	4.48	4.45	4.41	4.34
60	4.56	4.52	4.47	4.40
61	4.64	4.60	4.55	4.46
62	4.73	4.68	4.62	4.52
63	4.82	4.77	4.70	4.59
64	4.92	4.86	4.78	4.66
65	5.03	4.96	4.86	4.72
66	5.14	5.06	4.95	4.79
67	5.26	5.17	5.04	4.86
68	5.39	5.28	5.14	4.93
69	5.52	5.40	5.24	5.01
70	5.67	5.52	5.34	5.07
71	5.82	5.66	5.44	5.14
72	5.99	5.80	5.55	5.21
73	6.17	5.95	5.66	5.27
74	6.36	6.10	5.77	5.34
75	6.57	6.27	5.88	5.40
76	6.80	6.44	6.00	5.45
77	7.04	6.61	6.11	5.50
78	7.31	6.80	6.21	5.54
79	7.60	6.99	6.32	5.58
80	7.91	7.18	6.42	5.62

Basis of Computation - The actuarial basis for the annuity rates contained in this Table II, is the 1983a Annuity Mortality Table for females, without projection, set back 5 years, with an interest rate of 3.5% per annum.

GNC-37-193	Page 20

APPENDIX (continued)

TABLES OF GUARANTEED ANNUITY RATES

TABLE III - UNISEX RATES

Age	LIFE ANNUITY	LIFE ANNUITY WITH PERIOD CERTAIN
		120 Months	180 Months	240 Months
40	3.69	3.69	3.68	3.66
41	3.73	3.72	3.71	3.70
42	3.76	3.76	3.75	3.73
43	3.80	3.79	3.78	3.76
44	3.84	3.83	3.82	3.80
45	3.88	3.87	3.86	3.83
46	3.93	3.92	3.90	3.87
47	3.97	3.96	3.94	3.91
48	4.02	4.01	3.98	3.95
49	4.07	4.06	4.03	4.00
50	4.13	4.11	4.08	4.04
51	4.18	4.16	4.13	4.08
52	4.24	4.22	4.18	4.13
53	4.30	4.27	4.24	4.18
54	4.37	4.33	4.29	4.23
55	4.44	4.40	4.35	4.28
56	4.51	4.47	4.42	4.34
57	4.59	4.54	4.48	4.40
58	4.66	4.61	4.55	4.45
59	4.75	4.69	4.62	4.51
60	4.84	4.77	4.69	4.57
61	4.93	4.86	4.77	4.64
62	5.03	4.95	4.85	4.70
63	5.14	5.05	4.93	4.76
64	5.25	5.15	5.02	4.83
65	5.37	5.26	5.11	4.89
66	5.50	5.37	5.20	4.96
67	5.64	5.49	5.29	5.03
68	5.79	5.61	5.39	5.09
69	5.95	5.75	5.49	5.15
70	6.12	5.88	5.59	5.22
71	6.31	6.03	5.69	5.28
72	6.50	6.18	5.80	5.34
73	6.71	6.33	5.90	5.39
74	6.93	6.49	6.01	5.44
75	7.17	6.66	6.11	5.49
76	7.43	6.84	6.21	5.53
77	7.71	7.01	6.31	5.57
78	8.01	7.19	6.40	5.61
79	8.33	7.37	6.49	5.63
80	8.67	7.56	6.57	5.66

Basis of Computation - The actuarial basis for the annuity rates contained in this Table III, is the 1983a Annuity Mortality Table, without projection, blended 60% males and 40% females, set back 5 years, with an interest rate of 3.5% per annum.

GNC-37-193	Page 21

CERTIFICATE OF PARTICIPATION

issued in connection with

Group Annuity Contract Form No. GNP-215-193

Separate Account Investments

Annuity Payable in Fixed Dollar Amounts

Non-Participating - No Annual Dividends

Home Office: 1150 South Olive Los Angeles, CA 90015-2211 A Stock Company	GNC-37-193